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                                                                     Exhibit 3.9



                           CERTIFICATE OF FORMATION

                                      OF

                           HUNTSMAN EA HOLDINGS LLC

                     A Delaware Limited Liability Company



          1. The name of the limited liability company is Huntsman EA Holdings LLC.

          2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its agent at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Huntsman EA Holdings LLC on this 21/st/ day of December, 2000.


                                              HUNTSMAN EA HOLDINGS LLC

                                        Name:  Susan K. Allen
                                        Title:  Agent